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Exhibit 99.1

[COGENT LETTERHEAD]

June 28, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

Arthur Andersen LLP ("Andersen") has represented to Cogent Communications Group, Inc. ("Cogent") that its audits of Cogent, and of Allied Riser Communications Corporation ("Allied Riser") were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. The availability of Andersen personnel at foreign affiliates was not relevant to either the Cogent or Allied Riser audits; therefore, the assurances from Andersen as to foreign affiliates are not applicable.

Sincerely,
Cogent Communications Group, Inc.
By:	/s/ H. HELEN LEE Name: H. Helen Lee Title: Chief Financial Officer

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  Exhibit 99.1